UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 27, 2018

Sector 5, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-181742	45-5042353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Duke Street, Suite 110, Alexandria, Virginia	22314
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (571) 348-1005

_______________________________________________

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Sector 5, Inc.

September 27, 2018

Item 1.01. Entry into a Material Definitive Agreement.

On September 27, 2018 (the “Closing Date”), Sector 5, Inc. entered into an equity purchase agreement (the “Purchase Agreement”) with Auctus Fund, LLC (the “Buyer”), pursuant to which, upon the terms and subject to the conditions thereof, the Buyer is committed to purchase shares of our common stock (the “Purchase Shares”) at an aggregate price of up to $10,000,000 (the “Total Commitment Amount”) over the course of its 24-month term.

From time to time over the 24-month term of the Purchase Agreement, commencing on the date on which a registration statement registering the Purchase Shares (the “Registration Statement”) becomes effective, we may, in our sole discretion, provide the Buyer with a put notice (each a “Put Notice”) to purchase a specified number of the Purchase Shares (each, a “Put Amount Request”), subject to the limitations discussed below and contained in the Purchase Agreement. Upon delivery of a Put Notice, we must deliver the Put Amount Request as Deposit Withdrawal at Custodian (“DWAC”) shares to the Buyer within two trading days.

The actual amount of proceeds we receive pursuant to each Put Notice (each, the “Put Amount”) is to be determined by multiplying the Put Amount Request by the applicable purchase price. The purchase price for each of the Purchase Shares equals 87.5% of the “Market Price,” which is defined as the lesser of the (i) lowest closing bid price of our common stock for any trading day during the five trading days immediately preceding the date of the respective Put Notice, or (ii) lowest closing bid price of the common stock for any trading day during the five trading days immediately following the clearing date associated with the applicable Put Notice (the “Valuation Period”). Within three trading days following the end of the Valuation Period, the Buyer will deliver the Put Amount to us via wire transfer.

The Put Amount Request pursuant to any single Put Notice must have an aggregate value of at least $25,000, and cannot exceed the lesser of (i) 150% of the average daily trading value of the common stock in the five trading days immediately preceding the Put Notice or (ii) such number of shares of common stock that has an aggregate value of $300,000.

In order to deliver a Put Notice, certain conditions set forth in the Purchase Agreement must be met, as provided therein. In addition, we are prohibited from delivering a Put Notice if: (i) the sale of Purchase Shares pursuant to such Put Notice would cause us to issue and sell to the Buyer, or the Buyer to acquire or purchase, a number of shares of our common stock that, when aggregated with all shares of common stock purchased by the Buyer pursuant to all prior Put Notices issued under the Purchase Agreement, would exceed the Total Commitment Amount; or (ii) the sale of the Commitment Shares pursuant to the Put Notice would cause us to issue and sell to the Buyer, or the Buyer to acquire or purchase, an aggregate number of shares of common stock that would result in the Buyer beneficially owning more than 4.99% of the outstanding shares of our common stock.

Unless earlier terminated, the Purchase Agreement will terminate automatically on the earlier to occur of: (i) 24 months after the initial effectiveness of the Registration Statement, (ii) the date on which the Buyer has purchased or acquired all of the Purchase Shares, or (iii) the date on which certain bankruptcy proceedings are initiated with respect to the Company. In connection with the execution of the Purchase Agreement, we agreed to issue 400,000 shares of our common stock (the “Commitment Shares”) to the Buyer or the Buyer’s designee as a commitment fee, subject to a 50% “true-up” on the value of the Commitment Shares. The true-up would occur on the earlier of (i) ten trading days after the Registration Statement is declared effective or (ii) ten trading days after six months from the Closing Date. At that time, if the share price is less than it was at the Closing Date, then additional shares would be issued such that the Buyer has received shares with a value of at least what 200,000 shares were worth at the Closing Date.

2

On the Closing Date, and in connection with the Purchase Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Buyer under which we are obligated to file the Registration Statement to register the resale of the Commitment Shares and the Purchase Shares. Pursuant to the Registration Rights Agreement, we must (i) file the Registration Statement on or before November 30, 2018, (ii) use reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended, as promptly as possible after the filing thereof, but in any event within 90 days after the date of the Registration Rights Agreement, and (iii) use our reasonable efforts to keep such Registration Statement continuously effective under the Securities Act until all of the Commitment Shares and the Purchase Shares have been sold thereunder or pursuant to Rule 144.

The foregoing descriptions of the Purchase Agreement and Registration Rights Agreement are qualified in their entirety by reference to such Purchase Agreement and Registration Rights Agreement, which are filed hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Equity Purchase Agreement, dated as of September 27, 2018, by and between Sector 5, Inc. and Auctus Fund, LLC.

10.2	Registration Rights Agreement, dated as of September 27, 2018, by and between Sector 5, Inc. and Auctus Fund, LLC.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECTOR 5, INC.

Date: October 2, 2018	By:	/s/ Erick Kuvshinikov
	Name:	Erick Kuvshinikov
	Title:	Chief Executive Officer

4